Exhibit 99.2
Tecumseh Products Company
Fourth Quarter 2008 Earnings Conference Call
Tuesday, March 17, 2009 — 11:00 a.m. ET
Approximate Timing
20 minutes of presentation
30 minutes of Q&A
Call Outline

1. Operator:	Call Opening
2. Teresa Hess:	Safe Harbor Statement
3. Ed Buker:	Fourth Quarter and Full Year 2008 Operational Overview
4. Jim Nicholson:	Fourth Quarter and Full Year 2008 Financial Overview
5. Ed Buker:	Summary & Conclusion
Turn call over to Operator for Q&A

6. Operator:	Question and Answer Introduction
7. Management:	Question and Answer Session
8. Ed Buker:	Final Remarks

Section 1 OPERATOR: CALL OPENING

Section 1.1	Good morning and welcome to Tecumseh Products Company’s fourth quarter and full year 2008 earnings conference call.

Section 1.2	All participants will be in a listen-only mode until the question—and-answer session of the call. This conference call is being recorded at the request of Tecumseh Products. If anyone has any objections, you may disconnect at this time.

Section 1.3	I would now like to introduce Ms. Teresa Hess, Director of Financial Reporting and Investor Relations at Tecumseh Products. Ms. Hess, you may proceed.
Section 2 TERESA HESS: INTRODUCTIONS AND SAFE HARBOR STATEMENT

Section 2.1	Good morning and welcome to Tecumseh Products’ fourth quarter and full year 2008 conference call.

Section 2.2	I am joined on the call today by:
•	Ed Buker, President and CEO;

•	Jim Nicholson, Vice President, Treasurer and Chief Financial Officer; and

•	Lynn Dennison, Vice President, General Counsel and Secretary

Section 2.3	Yesterday afternoon we announced the Company’s fourth quarter and full year results for the period ended December 31, 2008.

Section 2.4	If you did not yet receive a copy of the press release, please contact Amanda Passage at 616-233-0500 to have one sent to you.

Section 2.5	Please note that the release is also available on many news sites, and it can be viewed on our corporate web site at www.Tecumseh.com

Section 2.6	Also, this call is being simultaneously broadcast on the Internet and will be archived for replay starting this afternoon. The replay can be accessed at our web site, www.Tecumseh.com.

Section 2.7	Before I turn the call over to Ed and Jim to comment on our results, I would like to remind you that this conference call contains certain statements regarding the Company’s plans and expectations, which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995.

Section 2.8	These forward-looking statements reflect the Company’s views at the time such statements are made, with respect to the Company’s future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations.

Section 2.9	In addition, words such as estimate, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements.

Section 2.10	These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.

Section 2.11	Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in the forward-looking statements.

Section 2.12	Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, under the titles “Risk Factors” or “Cautionary Statements Related to Forward-Looking Statements” and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call.

Section 2.13	With that said, I would now like to turn the call over to Ed Buker, President and CEO of Tecumseh Products.
Section 3 ED BUKER — FOURTH QUARTER 2008 OPERATIONAL OVERVIEW

Section 3.1	Thank you, Teresa. Good morning and welcome to our fourth quarter and full year 2008 conference call.

Section 3.2	Today I will provide you with an update on our business from several perspectives. First, I’ll provide some context for our fourth quarter and full-year results as well as the broader markets and global economic conditions and their impact on those results. Then I will turn the call over to our CFO, Jim Nicholson, to go over our financial results for the quarter and year in greater detail. Then I’ll update you on a number of recent developments, including the investigations into our industry and our ongoing initiatives to transform our Company into a world-class compressor manufacturer. Finally, we will open the call up to your questions. I have asked Lynn Dennison, the Company’s General Counsel to join us in case you have questions that are most appropriately answered by legal counsel.

Section 3.3	Although 2008 will likely be remembered for the significant global financial turmoil, which has lead to the worst economic contraction in at least the last 25 years, the year just ended was in fact a period of progress for Tecumseh. While the deepening global recession has a significant impact on our financial results and masked our progress during the year, particularly in the fourth quarter, we did complete many actions towards transforming our company into a world-class competitor in our core compressor business.

Section 3.4	As we entered 2008, we knew we had our work cut out for us. We also knew the course before us would take more than a year and that we would face unforeseen challenges and opportunities along the way.

Section 3.5	The primary mandate of that course in the near term is wringing out the waste and inefficiencies created over the past several decades — a period characterized by over-investment in vertical integration and redundancies across our various geographic locations. Under the philosophy of former management, the global locations were operated as autonomous businesses, resulting in duplicate operational, marketing, and product development processes — an extremely inefficient use of valuable scarce resources. By coordinating all of our activities globally and conducting certain operations in those locations that offer the best cost — and shifting other activities to those locations that are critical to properly serving the local customer — we expect to substantially improve the financial results of our business over the next several years.

Section 3.6	While the current economic climate will slow our progress and as a result it will take us a little longer to arrive at our destination, I am still confident that we will achieve our stated goals. As I’ve said on many occasions, our primary goal is to transform Tecumseh Products Company back into a world class supplier of compressors, condensing units and complete refrigeration systems. This includes the goal of 3-5% EBIT that we regularly discuss as a group. But more on goal attainment in a second, first I would like to recap the progress that we have made during 2008.

Section 3.7	During the year, we spent a great deal of effort undertaking carefully planned steps directed at improving the most important aspects of our business. The priorities that we instituted for our improvements and the overall direction of the business were established in the early part of 2008 when the board of directors and senior management undertook an exhaustive strategic review of the business and formulated a strategic road map for enhancing shareholder value.

Section 3.8	We have wasted no time in making progress against the plan, starting with our manufacturing activities. We now have in place in all of our facilities around the globe the “Tecumseh Production System,” or TPS, which includes methodologies for continuous improvement in manufacturing process, cost and quality. The system has already yielded positive results, reducing the cost of poor quality by 20% over 2007. In addition, through Kaizen events to identify and implement efficiencies, combined with other operational initiatives, we have produced significant improvements in productivity and efficiency; including a 13% reduction in the size of our manufacturing footprint and realigning that footprint to better leverage our presence in best cost countries. These and other actions, which were completed on time, within budget, and without any disruption to our customers, yielded cost savings of $6.8 million in 2008 and are expected to generate $13.3 million of ongoing annual cost savings.

Section 3.9	We also implemented a new product development process that includes a method for prioritizing and coordinating our development activities across the globe. Utilizing our new process, we have formulated our product platform strategy for the next three years. Consistent with our business strategy, the new platform takes a global view, driving investment and development of product platforms that have global applicability, resulting in fewer platforms and eliminating global redundancies, which in turn will lead to further cost reductions. More importantly, we anticipate that after the first full iteration of the product development cycle over the next three years, we will have rationalized and refreshed our full product line to a world-class portfolio in terms of operating characteristics, customer requirements and cost.

Section 3.10	While we made progress in reshaping our global business, that progress was masked by the rapid deterioration of economic conditions in the areas of the world where we operate. The recession was precipitated by the credit crisis, but it has since expanded to include a deterioration of credit availability for consumers and customers, increased borrowing rates for those who are able to secure lines of credit, dramatic declines in the housing market and new construction, and growing unemployment rates in many countries where our business is concentrated. These conditions are affecting all of our global markets with near equal severity, thus mitigating the benefits of our diverse global business base.

Section 3.11	To address market conditions and improve our competitive position, we have accelerated certain restructuring activities in the later stages of the fourth quarter and the early first quarter, including idling underutilized assets as well as making further headcount reductions throughout the world. In 2008, we reduced our global headcount by approximately 2,400 people or 24% in comparison to the beginning of the year. In January and February, we have taken further actions and have further reduced permanent headcount by 300 people at a cost of $1.6 million. This excludes any temporary employees that may have been added for seasonal production. Our approach has been to utilize both voluntary and involuntary programs to affect headcount, and where possible we have used over-funded pension assets to fund the headcount reduction programs.

Section 3.12	Headcount is only a single element of our response to the volumes that we see in the current economic environment. We have employed many of the techniques that you have heard about from other companies, including deferral or elimination of compensation increases in non-regulated locations, benefit reductions, mandatory furloughs and restrictions on hiring, travel and other spending. In addition, we implemented new controls on spending — all of this is with one goal in mind — to preserve our cash. While we can offer no firm prediction in light of the vast uncertainty regarding sales and the general fragility of the global economy, we believe that even with severance costs and governance cost, we will continue to build cash by the end of the year. Let me caution you again — there are many variables here that could change things either for the worse or for the better, but we do have our eye on the ball.

Section 3.13	The outlook for 2009 suggests that there will be no quick return to historic volume levels in our business. Run rates over the first quarter 2009 are similar to those of the fourth quarter 2008 and due to the severe nature of the economic events that have unfolded, no one has good visibility beyond the near term. Many of you would like to know whether we think we have hit bottom and I can only offer anecdotal evidence. In January and February our OEM customers hit their forecasted needs, something they didn’t do in the fourth quarter. In February, some of our distribution customers were willing to pay for air freight, suggesting that they had run inventories to their lowest levels. March sales so far are running at a better rate than in January and February in comparison to last year, and our annual pre-season program for distribution customers generated sales more than double those of the prior year’s program. Again — I caution your interpretation of these comments — as we have seen things can change in a hurry.

Section 3.14	Despite the economic hurdles, we successfully maintained our cash balances through the fourth quarter, ending the year with over $110 million in cash and equivalents. We also further reduced our debt levels to manage interest expense. We believe we have adequate resources available to withstand the current economic challenges, but we will remain highly disciplined in our use of cash. We very carefully reined in our all of our controllable expenditures in 2008, and we expect to continue to do so in 2009 by closely monitoring our sales levels and responding accordingly. to ensure we do not burn cash.

Section 3.15	We have redefined our goals for 2009 to reflect the fact that in this credit constrained, low sales environment, cash is king. We will slow the pace of change and take appropriate actions to preserve our cash balances. As I mentioned earlier, this will ultimately extend our timeline for achieving our goals, but we expect to emerge from the recession poised for greater success.

Section 3.16	Jim will you elaborate further on our financial results?
Section 4 JIM NICHOLSON — FOURTH QUARTER 2008 FINANCIAL OVERVIEW

Section 4.1	Yes, thank you, Ed.

Section 4.2	As Ed mentioned, the intensification of the global economic slowdown in the last three months of 2008 had a significant detrimental impact on our financial results for the quarter. Although we made efforts to adjust our production and cost structure for the lower levels of volume, the speed of the economic decline in the areas of the globe where we operate overtook those efforts.

Section 4.3	On the bottom line, we reported a net loss of $63.3 million, or $3.43 per share, for the fourth quarter of 2008, versus net income of $4.1 million, or $0.22 per share in the year-ago quarter. Income from continuing operations for the current quarter amounted to a loss of $43.6 million, or $2.36 per fully diluted share, compared to a profit from continuing operations of $2.2 million, or $0.12 per fully diluted share, a year ago. For the full year, we reported a net loss of $50.5 million, or $2.73 per fully diluted share, compared with a net loss of $178.1 million, or $9.64 per fully diluted share, in 2007. Results from continuing operations for 2008 were a loss of $79.9 million, or $4.32 per share, versus a loss of $6.0 million, or $0.33 per share, in the prior year.

Section 4.4	Operating loss was $48.1 million for the fourth quarter, compared with an operating loss of $3.0 million last year. Operating results included impairments, restructuring and other charges of $23.4 million, which were primarily non-cash, versus $5.6 million in 2007. Included in the impairments and other charges in the fourth quarter of 2008 were goodwill impairment charges of $18.2 million and $5.2 million in severance costs reflecting the Company’s continuing restructuring efforts as well as our countermeasures to current volume levels. The goodwill impairment eliminates all remaining goodwill that had been carried on the books, all of which related to foreign compressor operations. Given the severity of the fourth quarter slow down and the outlook for 2009 our valuations indicated that this goodwill had been fully impaired. Excluding impairments, restructuring and other charges, the operating loss amounted to $24.7 million, which was caused by much lower unit volumes and associated unfavorable overhead absorption, as well as the effect of foreign currency exchange rates and unfavorable commodity costs. For the full year 2008, operating loss was $71.1 million compared with operating income of $1.9 million in 2007. The operating loss for the full year 2008 included impairments, restructuring charges and other items totaling $43.5 million. By comparison, 2007 operating results included $7.2 million in restructuring, impairment and other charges.

Section 4.5	During the fourth quarter, our sales were significantly impacted by the rapidly deepening global recession. Consolidated net sales for the quarter fell $88.4 million, or 35.1%, to $163.7 million from $252.1 million in the fourth quarter of 2007. Excluding the impact of currency translation, consolidated net sales declined by $64.7 million, or 25.7% in the quarter.

Section 4.6	Breaking down the total $88.4 million decline in net sales, sales for refrigeration and freezer applications fell by $45.5 million, which was driven by the dramatic decline in market demand and overall consumer contraction, which can be attributed to both lack of access to available credit as well as low levels of housing starts around the globe. Sales of compressors used in commercial and aftermarket applications declined substantially in dollar terms, falling $38.1 million. These declines were driven by the contraction of the global economy resulting in reduction of new store openings, delays in cold chain development and an excess of customer inventory that needs to work its way through the system. Sales of compressors for air conditioning and other applications declined by $4.8 million in the fourth quarter due to higher customer inventory levels and cooler-than-normal weather in the high-temperature, high-humidity areas where our air conditioning compressors are sold.

Section 4.7	Consolidated net sales for 2008 fell $147.9 million, or 13.2%, to $968.9 million, from $1.1 billion in 2007. Excluding the benefit to sales of foreign currency translation of $56.2 million, sales for the full year would have declined 18.3% from the prior year. The decline in sales for the year was the result of the global recession, which deepened as the year progressed and had the most significant impact on sales of compressors for R&F applications, which fell $106.1 million, or 26.6%. Compressors for commercial and aftermarket applications were down by $24.8 million, or 4.8%, while compressors for air conditioning and other applications were down $17.0 million. The driving forces behind these declines were the same in the full year as those I mentioned for the fourth quarter; the impacts, however, were felt most significantly in the third and particularly the fourth quarters of the year.

Section 4.8	Cost of sales was $159.1 million in the fourth quarter of 2008, compared with $216.4 million in the prior year’s fourth quarter. As a percent of net sales, cost of sales increased to 97.2% in the quarter, from 85.8% last year. In dollar terms, gross margin declined $31.1 million to $4.6 million, from $35.7 million in the fourth quarter of 2007. The significant decline in gross margin in the quarter was the result of lower fixed cost absorption as rapid volume declines outpaced our ability to contract our cost structure. The aggregate impact on gross margin from volume declines during the quarter amounted to $18.8 million, while unfavorable foreign currency movements had an unfavorable impact of $8.8 million and unfavorable commodity costs had an impact of $10.0 million. On the positive side, selling price increases generated a favorable impact of $6.2 million and purchasing, productivity and other cost improvements accounted for the remaining difference. For the full year, gross profit was $101.2 million, or 10.5% of sales, compared with $139.9 million, or 12.5% of sales, in 2007. The majority of the decline in gross margin was driven by the volume declines we experienced, particularly in the second half of the year, which accounted for a $49.5 million decline in gross margin. Although commodity costs declined and the U.S. dollar strengthened in the latter months of 2008, the full-year impact of those two factors was nonetheless unfavorable. Compared to 2007, commodity costs were unfavorable to gross profit by $23.1 million while net currency impacts were unfavorable year-on-year by $32.3 million. On the positive side, these significant unfavorable factors were partially offset by favorable pricing impacts of $38.8 million, as well as productivity and purchasing improvements and other favorable impacts totaling $27.4 million.

Section 4.9	Selling and administrative expenses decreased $3.8 million to $29.3 million in the fourth quarter of 2008, but as a percentage of sales S&A increased to 17.9% from 13.1% against the much lower revenue levels in the period. We spent $6.7 million in the fourth quarter for one-time professional fees incurred outside the normal course of business, primarily for legal fees related to corporate governance matters and to our investigation into possible anti-competitive practices, including execution of related amnesty agreements with respective authorities. These expenditures marked a $4.1 million increase in such fees compared with the fourth quarter of 2007. Aside from these expenses, we would have reduced total S&A costs by approximately $10.5 million. For the full year, S&A costs were lower by $2.0 million, or 1.5%, to $128.8 million compared to the prior year. However, as a percent of sales S&A increased to 13.3% from 11.7% due to the decline in sales volumes in the second half of the year. While we incurred approximately $17.7 million in 2008 for professional fees outside the normal course of business, which included consulting services for strategic planning and legal fees for corporate governance issues and anticompetitive matters, this figure represented a $2.1 million reduction in fees when compared to 2007. This improvement was offset by a net increase of $0.1 million in other selling and administrative costs, most notably $1.4 million in expenses recorded for share-based compensation, and an a net increase of $0.6 million reflective of higher company contributions to 401(k) plans as compared to the prior year. These contributions, while reflected in the P&L are actually funded by cash restricted to this purpose as a result of our prior pension reversion.

Section 4.10	We recorded expenses of $23.4 million in impairments, restructuring charges, and other items in the fourth quarter of 2008. As mentioned earlier, these expenses were a result of the impairment of the Company’s goodwill balances, as well as severance costs. For all of 2008, the Company had a great deal of activity in this area given the extent of our overall restructuring initiatives. Full year net expenses amounted to $43.5 million in impairments, restructuring charges, and other items. Included in this amount were expenses of $20.0 million for excise taxes paid in cash on the proceeds received from the reversion of our former salaried retirement plan, goodwill impairments in the amount of $18.2 million, and an additional $14.6 million for impairment of buildings and machinery as a result of the consolidation and relocation of global manufacturing capabilities, and lastly $12.2 million in severance costs. Partially offsetting these expenses were several settlement and curtailment gains related to our pension and postretirement benefit plans totaling $21.5 million.

Section 4.11	Turning to cash flow, cash provided by operations during 2008 amounted to $70.6 million, compared with cash used by operations of $14.8 million in 2007. 2008 operating cash flow incorporated a net loss of $50.5 million, which included the non-cash impact of $42.5 million in depreciation expense and $32.4 million from the impairment of long-lived assets and goodwill. The 2008 net loss also included a working capital settlement with the purchaser of our former Engine and Powertrain business of $13.1 million, which we paid in cash in March of 2009 and is recorded in discontinued operations. Operating cash flow was also significantly impacted by the $80.0 million in net proceeds realized from the reversion of the Company’s salaried retirement plan, as well as the $45.0 million received in the fourth quarter of 2008 from the refund of non-income taxes in Brazil. Excluding the effects of currency translation, inventories decreased by $8.3 million during 2008 reflecting our continued global efforts to reduce inventories. This effort was somewhat stalled by the sales slowdown in the fourth quarter. Accounts receivable, by contrast, increased by $10.9 million from the beginning of the year as a net result of offsetting factors. First, a decrease of $55.9 million in the amount of discounted receivables at the end of 2008 as compared to 2007 reflected the use of cash to decrease discounting by all global locations, thereby increasing the amount of accounts receivable reported on the consolidated balance sheet. This increase was offset substantially by lower customer receivables in the fourth quarter of 2008 as compared to 2007, as a result of lower sales volumes. The Company also recorded decreases to accounts payable and other accrued expenses and liabilities of $28.4 million since the end of 2007, which are also primarily attributable to the weakness in sales volumes.

Section 4.12	The extreme volatility in certain commodity prices and in foreign exchange had substantial impacts on our business in 2008. We are actively engaged in forward-purchase contracts and futures contracts to lock in prices and reduce the risk of commodity volatility on approximately 68% of our forecasted copper use over the next year to 15 months. While these hedge positions protect us from increases in price, they can also delay the benefit we see from price decreases, such as those experienced over the last five months of 2008. We’ve seen significant volatility in copper, as prices surged more than 30% in the first seven months of the year and then dropped 62.8% from August through December. Aside from copper, our most significant remaining commodity exposure is steel simply because there are no well-established effective hedging vehicles available for steel, particularly for the specific type of electrical steel employed in our production. Prices for this type of steel did not experience the significant declines like many other commodities in the second half of 2008. Considering our hedge positions, we project that our full-year 2009 costs for purchased materials will be slightly higher than 2008, subject of course to the ultimate cost of these commodities, especially steel, over the course of the upcoming year. To address this, throughout 2008 we implemented price increases as a partial means of addressing escalating commodity costs. Over the course of 2009, we expect to closely monitor pricing levels and make adjustments based upon changes to our cost structure, whether favorable or unfavorable and in reaction to market forces as lower industry volumes will likely result in pressure to lower prices in order to retain volumes.

Section 4.13	Turning to foreign exchange exposure, the real, the euro and the rupee continue significant volatility against the U.S. dollar. We have considerable forward purchase contracts to cover our exposure to fluctuations in the value of these currencies during 2009, particularly the Brazilian real to which we have the greatest exposure. In the aggregate, the changes in foreign currency exchange rates, after giving consideration to open contracts and including the impact of balance sheet re-measurement, are expected to have a favorable financial impact totaling $28 million in 2009 when compared to 2008 although the greatest benefit will accrue in the latter half of the year as older hedge contracts mature during the first half of the year.

Section 4.14	Finally, let me spend a moment on interest expense. In the fourth quarter, our interest expense increased by approximately $4.8 million to $3.9 million compared with a credit of $0.9 million in the fourth quarter of 2007. Interest expense for the fourth quarter of 2007 included an adjustment to full-year interest expense of $5.8 million which was reclassed to discontinued operations under accounting rules. Excluding this adjustment, interest expense declined by $1.0 million from the prior year.

Section 4.15	Now I will turn the call over to Ed for some additional remarks.
Section 5 ED BUKER — LEGAL AND GOVERNANCE DISCUSSION AND SUMMARY

Section 5.1	Thanks, Jim. Certainly 2008 presented more than its fair share of challenges, both economic and operational. In addition to these challenges, we continued to face corporate governance issues that have extended into 2009, and we are now facing a new issue on the legal front.

Section 5.2	As we announced in mid-February, Tecumseh is one of several companies involved in investigations into possible anti-competitive practices in the compressor industry being conducted by the antitrust authorities of the United States, Brazil and European Commission. The first and most important point I want to emphasize is that on February 12, 2009, the United States Department of Justice (the “DOJ”) granted Tecumseh conditional amnesty under the Antitrust Division’s Corporate Leniency Policy. Under the terms of this agreement with the DOJ, the Company will not be subject to criminal prosecution with respect to the investigation, so long as the Company continues to comply with the Corporate Leniency Policy. This requires, among other things, the Company’s continued full cooperation in the investigation. We expect to cooperate throughout the investigation and to secure final amnesty, which would exempt us from the considerable fines and penalties that can flow from such matters. We have secured similar amnesty arrangements in Brazil and the European Union. The other significant benefit we can obtain as a result of our conditional amnesty relates to liability in civil litigation, which primarily occur in the U.S. By statute, if we cooperate in a satisfactory manner with private claimants, we can avoid the joint and several liability and treble damages that can be available in such matters. This should have the effect of even further reducing our total exposure. And although I understand that many of you would like a solid estimate of what the total exposure will be, it is not possible to do so. What I can tell you is that the civil exposure is driven by a number of factors such as: What products are involved? What factors other than potentially anti-competitive behavior drove pricing, for example material costs? What is the time frame involved? I only have information from our internal investigation, which tends to indicate a potentially limited timeframe and focus on a subset of our products, the smaller compressors of the type manufactured in our Brazilian facilities. That is all I can share with you at this time. We will update you further when we are able.

Section 5.3	As our long-time shareholders and investors are no doubt aware, we faced a variety of corporate governance issues in 2008 which are continuing this year. In the fourth quarter, we held a special meeting of shareholders to consider a proposal by the Herrick Foundation to remove two of our independent directors, Dr. Peter Banks and Mr. David Risley. At that meeting, the current Board of Directors and management team received the support of our Class B shareholders and the Herrick Foundation’s proposal was defeated. We then set on a course to eliminate our dual-class capital structure through a stock dividend that was set to occur at the end of 2008. However, the Herrick Foundation filed suit to block the recapitalization.

Section 5.4	To address the concerns raised in that litigation, the Board of Directors approved a recapitalization proposal and directed that it be submitted to the Company’s shareholders for consideration at the annual meeting. In approving the recapitalization, the Board determined that the recapitalization is fair to and in the best interests of the Company and all of its shareholders. As part of the recapitalization, each share of Class A common stock would be exchanged for a share of new voting common stock, and each share of Class B Common Stock would be exchanged for 1.1 shares of new voting common stock. The recapitalization will be subject to the approval of a majority of the outstanding Class A shares and Class B shares, each voting separately as a class.

Section 5.5	The Board believes that the recapitalization, if effected, will result in substantial benefits to the Company’s shareholders, including (i) providing closer alignment of economic interests and voting rights, (ii) creating greater trading volume for the resulting single class of new common stock, (iii) creating a simplified single class, one share/one vote capital structure, which we believe will eliminate confusion with respect to the Company’s capital structure amongst the investors, (iv) creation of a more attractive financing vehicle, (v) creating an improved corporate governance profile and increased acceptance by institutional investors, which may in turn, lead to further improvements in stock liquidity, and finally, (vi) facilitating the ability of the holders of Class B common stock, including the Herrick Foundation and the other Herrick family interests, to dispose of their interest in the Company.

Section 5.6	In addition to the recapitalization proposal, the Board of Directors is recommending that shareholders elect at the 2009 annual meeting a slate of director candidates that was recommended unanimously by the independent Governance and Nominating Committee of the Board for election at the 2009 annual meeting of the shareholders. The slate of seven candidates includes three incumbent nominees and four new nominees with impressive experience and backgrounds that would prove valuable with additional advice to the Company as we execute on our strategic plan in this very difficult economy. Also with regard to the board election, Dr. Peter Banks and Mr. David Risley have informed us of their decision not to stand for reelection to the Board. We thank them for their long and dedicated service as they have made substantial contributions to the Company and played key roles in guiding the Company through a very difficult period in its history.

Section 5.7	As I mentioned, the Company has been granted conditional amnesty under the DOJ Antitrust Division’s Corporate Leniency Policy related to an investigation into the compressor industry. It is noteworthy that the Company’s amnesty arrangement specifically excludes former CEO Todd Herrick and current board member Kent Herrick. Kent Herrick and Todd Herrick have not cooperated with the Company in our own independent investigation, and we believe that they also have refused to cooperate with the investigating antitrust authorities, despite the Company’s request that they do so. The Governance and Nominating Committee determined, among other reasons, that it would not be in the best interests of the Company and its shareholders to re-nominate Kent Herrick for election as a Director since Mr. Herrick has refused to cooperate in the investigation. The Committee also decided against re-nominating Steve Lebowski based on the number of highly qualified director candidates willing to serve on the Board.

Section 5.8	We did receive notice on February 19, 2009 that the Herrick Foundation intends to nominate its own competing slate of candidates for election at the annual meeting, including Kent Herrick and Steve Lebowski. I am hopeful that our shareholders’ decision at the upcoming annual meeting will mark a significant step forward in our ongoing efforts to modernize our capital structure and corporate governance practices — and, frankly, stand with us as we work to build the future rather than relive the past. We are in the process of filing our proxy and once it becomes effective we will explain in greater detail the Company’s position.

Section 5.9	In summary, 2008 was a very difficult year given the state of the global economy. Even so, we made substantial progress in transforming our business to be a global leader in our core compressor business. 2009 is shaping up to be another challenging year, but we are prepared to take the additional actions necessary to survive the current downturn and ultimately, to thrive as the recovery eventually ensues. We will continue to exercise prudence with regard to the use of our cash, including investments in capital expenditure and working capital, keeping in mind that our sizable cash balance will be a critical asset for us as we work through this slowdown. We must remain flexible in our operations to make needed changes as conditions warrant. As we enter our 75th year, we are challenged yet confident in our ability to transform Tecumseh into the industry leader that we want to be for the next 75 years.

Section 5.10	This concludes our prepared comments for this morning. Operator, we are now ready to take questions.
Section 6 QUESTION AND ANSWER SESSION

Section 7 BUKER — FINAL REMARKS

Section 7.1	With that, this concludes our conference call today. Thank you for your interest in Tecumseh Products, and we look forward to speaking with you next quarter.

Section 7.2	Thank you and have a good day.
TECUMSEH PRODUCTS COMPANY PLANS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND MAIL TO OUR SHAREHOLDERS A PROXY STATEMENT/PROSPECTUS CONTAINING INFORMATION ABOUT THE COMPANY AND CERTAIN PROPOSALS TO BE PRESENTED TO A VOTE OF SHAREHOLDERS AT ITS 2009 ANNUAL MEETING. BEFORE SOLICITING PROXIES, WE WILL PROVIDE SHAREHOLDERS WITH A PROXY STATEMENT/PROSPECTUS. WE ADVISE SHAREHOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS MAY OBTAIN FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS WE FILE WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THEY MAY ALSO ACCESS A COPY OF OUR PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY ACCESSING WWW.TECUMSEH.COM. IN ADDITION, SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY CONTACTING GEORGESON INC. TOLL FREE AT (866) 203-1198 (BANKS AND BROKERS CALL (212) 440-9800).
TECUMSEH PRODUCTS COMPANY, OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. INFORMATION ABOUT OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE CONTAINED IN THE PROXY STATEMENT/PROSPECTUS. INFORMATION ABOUT THE PARTICIPANTS’ DIRECT OR INDIRECT INTERESTS IN THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING WILL ALSO BE CONTAINED IN THE PROXY STATEMENT/PROSPECTUS REFERRED TO ABOVE.

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